Exhibit 99.a


                    RONSON CORPORATION DISCLOSES CONCLUSIONS
                         OF SPECIAL LITIGATION COMMITTEE


Somerset, N.J., September 12, 2003 - Ronson Corporation (NASDAQ SmallCap RONC; OTC Bulletin Board RONCP) reported today that its Board of Directors has received and approved the recommendations made by a Special Litigation Committee created to investigate and evaluate the allegations made against the Company's directors and an independent consultant in a derivative action filed with the Superior Court of New Jersey Chancery Division, Essex County, by Steel Partners II, L.P. and Warren G. Lichtenstein. The Committee concluded that none of the directors breached any fiduciary duty owed to the Company or its shareholders, that it is not in the best interests of the Company or its shareholders to continue legal action against the directors on any of the claims asserted in the derivative complaint and that the Company seek to dismiss the derivative action. The Committee validated the Company's shareholders rights agreement and made certain recommendations which the Board of Directors have endorsed.

Based on the Committee's report, the Board of Directors has unanimously authorized the Company to move to dismiss the lawsuit in its entirety.

The Company's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed base operator at Trenton-Mercer Airport, Trenton, N.J.

This press release contains forward-looking statements that involve risks and uncertainties that could cause the results of the Company and its subsidiaries to vary from those anticipated. These risks and uncertainties are set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300